UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 8, 2007 (May 2, 2007)

MedImmune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19131	52-1555759
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

One MedImmune Way, Gaithersburg, MD 20878

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 398-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Item 3.03	Material Modification to Rights of Security Holders.

On May 2, 2007, MedImmune, Inc. (“MedImmune” or the “Company”) announced that, in connection with the pending acquisition of MedImmune by AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (“AstraZeneca”), pursuant to a cash tender offer by an indirect wholly owned subsidiary of AstraZeneca for all outstanding MedImmune shares at $58.00 per share, MedImmune is delivering a notice to holders of its 1.375% Convertible Senior Notes Due 2011 (the “2011 Notes”) and 1.625% Convertible Senior Notes Due 2013 (the “2013 Notes”), each notes being governed by their respective indentures, each dated as of June 28, 2006, by and between the Company and Bank of New York, as trustee (the “Trustee”) (collectively, the indentures governing the 2011 Notes and the 2013 Notes are the “Indentures”), of the anticipated Fundamental Change and Make-Whole Fundamental Change (in each case, as defined in the Indentures) that will occur upon the consummation of the merger transaction.  The anticipated effective date of the merger is June 16, 2007.

As more fully described in the notice to the noteholders, which notice is attached to this report as Exhibit 4.1 and incorporated herein by reference, in accordance with Section 10.01(A)(iv), 10.01(C) and 10.14(D) of the Indentures, notes may be converted at any time during the period beginning on Wednesday, May 2, 2007, and ending on, and including, the later of (i) the date that is 30 Business Days (as defined in the Indentures) after the actual effective date of the merger, which MedImmune will announce no later than the third Business Day after the effective date of the merger and (ii) the “Fundamental Change Repurchase Date,” (as defined in the Indentures) which MedImmune will announce within 20 Business Days after the consummation of the merger (the “Make-Whole Conversion Period”).

The conversion rate in effect as of May 2, 2007 is 29.9679 shares of MedImmune common stock per $1,000 principal amount of notes.  If the merger were to occur on June 16, 2007, then the conversion rate applicable to notes surrendered during the Make-Whole Conversion Period would be, with respect to the 2011 Notes, 30.9514 shares of MedImmune common stock per $1,000 principal amount of notes and, with respect to the 2013 Notes, 31.4754 shares of MedImmune common stock per $1,000 principal amount of notes.  If the effective date of the merger were to occur after June 16, 2007, then the conversion rate applicable to notes surrendered during the Make-Whole Conversion Period would decrease by approximately 0.000188 shares per day, with respect to the 2011 Notes, and 0.000052 shares per day, with respect to the 2013 Notes, after June 16, 2007 and on or before July 15, 2007.  Holders of notes that are converted during the Make-Whole Conversion Period, however, will be entitled to the increase in conversion rate only if the merger is actually consummated. Therefore, if a holder converts notes on or after May 2, 2007, but the merger is not consummated, then the holder will not be entitled to the increased conversion rate. The merger is subject to certain conditions, including the successful completion of the tender offer that is itself conditioned on the occurrence of various events.  Therefore, MedImmune cannot assure as to when, or if, the merger will occur.

The description of the notice in this report is a summary of the actual notice and the description and summaries in this report are qualified in their entirety by reference to the notice.

Item 8.01 Other Events

On May 2, 2007, the Company issued the press release in connection with the notice of convertibility of the 2011 Notes and the 2013 Notes.  The press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Notice of Convertibility and Make-Whole Fundamental Change, dated May 2, 2007.
99.1	Press Release by MedImmune, Inc., dated May 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedImmune, Inc.

Date: May 8, 2007	By:	/s/ William C. Bertrand, Jr. Esq.
William C. Bertrand Jr., Esq.
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Notice of Convertibility and Make-Whole Fundamental Change, dated May 2, 2007.

99.1	Press Release by MedImmune, Inc., dated May 2, 2007.